UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 4, 2017

Diplomat Pharmacy, Inc.

(Exact Name of Registrant as Specified in its Charter)

Michigan	001-36677	38-2063100
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

4100 S. Saginaw St.

Flint, Michigan 48507

(Address of Principal Executive Offices)  (Zip Code)

(888) 720-4450

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 4, 2017, the Board of Directors (the “Board”) of Diplomat Pharmacy, Inc. (the “Company”) appointed Dr. Regina Benjamin as a director of the Board.  Dr. Benjamin will serve as a Class III director to serve until the 2017 annual meeting of shareholders, at which time she will stand election for a three year term, or until her earlier resignation, retirement or other termination of service.  Dr. Benjamin was appointed to fill the vacancy left by the Company’s former chief financial officer and Board member.  Dr. Benjamin will be compensated in accordance with the non-employee director compensation program of the Board.  The Board has determined that Dr. Benjamin is an independent director.

Dr. Benjamin, age 60, is Former United States Surgeon General and a practicing family physician.  In July 2009, Dr. Benjamin was appointed as the 18th United States Surgeon General and served a four-year term. During such period, Dr. Benjamin served as the Chair of the National Prevention, Health Promotion, and Public Health Council, which consists of 17 cabinet-level Federal agencies that released the first ever National Prevention Strategy, a roadmap for health.   In addition, since September 2013, Dr. Benjamin has served as the NOLA.com/Times Picayune Endowed Chair in Public Health Sciences at Xavier University of Louisiana.  Dr. Benjamin is the founder and CEO of BayouClinic, Inc., a Federally Qualified Health Center Look-Alike clinic in Alabama which Dr. Benjamin founded in 1990.  From December 2013 through July 2015, Dr. Benjamin served on the board of directors of Alere Inc. (NYSE:ALR), a healthcare diagnostics company, where she served on the nominating and corporate governance committee.  Dr. Benjamin also currently serves on boards of directors of Kaiser Foundation Hospitals and Health Plan since 2015.  She was the associate dean for Rural Health at the University of South Alabama College of Medicine and served as the chair of the Federation of State Medical Boards of the United States from 2002 to 2003. In 2002, Dr. Benjamin became the first African-American female president of a state medical society in the United States when she assumed leadership of the Medical Association State of Alabama, a position she held until 2003.  She also served as chair of the AMA Council on Ethical and Judicial Affairs from 2003 until 2009 and as president of the American Medical Association Education and Research Foundation from 1997 until 1998. Dr. Benjamin was the first physician under the age of 40 and the first African-American woman to be elected to the American Medical Association Board of Trustees in 1995. In 1992, she was chosen as a Kellogg National Fellow and in 1998 she was chosen as a Rockefeller Next Generation Leader.  Dr. Benjamin is a member of the Institute of Medicine and a fellow of the American Academy of Family Physicians.

Dr. Benjamin has approximately 30 years of experience as a practicing family physician and has served in leadership roles at the highest levels of the US government and in the healthcare field. Dr. Benjamin also has significant financial experience, having served on the finance committee of several healthcare, educational and charitable organizations and on the audit committee of the Robert Wood Johnson Foundation.  In particular, Dr. Benjamin’s experience as the United States Surgeon General is a unique and valuable qualification which provides her with insight into governmental practice, policy making and regulation.  In addition, her leadership positions with several healthcare industry associations and medical groups, as well as her practical experience as a family physician afford her valuable perspectives with respect to key partners of the Company, including patients, physicians, pharmaceuticals, health plans and regulatory agencies.

Item 9.01              Financial Statements and Exhibits.

(d)           Exhibits

Exhibit 99.1                              Company news release dated April 6, 2017

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Diplomat Pharmacy, Inc.

	By:	/s/ Philip R. Hagerman
Philip R. Hagerman
Chairman and Chief Executive Officer

Date: April 7, 2017

EXHIBIT INDEX

No.	Description

99.1	Company news release dated April 6, 2017